AMENDMENT TO THE TEREX CORPORATION

2005 DEFERRED COMPENSATION PLAN

WHEREAS, Terex Corporation, a Delaware corporation located at 200 Nyala Farm Road, Westport, CT 06880 (the "Corporation") adopted the Terex Corporation 2005 Deferred Compensation Plan,effective January 1, 2005 (the "Plan"); and

WHEREAS, the Corporation wishes to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2009, except as otherwise specifically provided, as follows:

1.	Section 2.l. is hereby amended to read as follows:

“Key Employee Limitation: The following limitation is intended to comply with Section 409A. Notwithstanding any Deferral Election, Retirement Plus Election, or provision of this Plan to the contrary, distribution of the Deferred Compensation Account or Retirement Plus Account payable by reason of a Participant’s Termination of Employment or Retirement to a Participant who is a Key Employee, shall not be made before six months after such separation from service or the Participant’s death, if earlier. At the end of such six-month period, amounts that would have been payable but for the Key Employee Limitation shall be paid in a lump sum, without interest, on the first day of the seventh month following the Participant’s Termination of Employment or Retirement, as applicable, and remaining payments shall commence as indicated on the relevant Deferral Elections, Retirement Plus Elections, or the Plan, as applicable.”

2.         Sections 2.q. through 2.s. and Sections 2.t. through 2.u. are hereby renumbered Sections 2.t. through 2.v. and Sections 2.x. through 2.y., respectively; all references to any of such Section numbers are hereby replaced with the adjusted Section numbers; and new Sections 2.q., 2.r., 2.s. and 2.w. are added to the Plan to read as follows:

“q.       Retirement Plus Account: An account shall be established on behalf of each Retirement Plus Participant under Section 4.g.

r.         Retirement Plus Election: The form or other method of deferral acceptable to the Corporation that provides for a Retirement Plus Participant to elect the time and form amounts credited to his or her Retirement Plus Account will be distributed. A Retirement Plus Election must be completed by the Retirement Plus Participant and submitted to the Corporation within 30 days after being selected to participate in the Plan.

s.         Retirement Plus Participant: An employee of the Corporation who is a senior officer or other key employee who has been selected by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) to receive a benefit described in Section 4.g on or after November 1, 2008. Depending on the context, references herein to Participant shall sometimes include Retirement Plus Participant.”

and

“w.      Vesting Date: The earliest to occur of the date on which the Retirement Plus Participant (i) completes ten Years of Participation, (ii) terminates employment with the Corporation and its affiliates after attaining age 65, or (iii) terminates employment with the Corporation and its affiliates either by the Corporation without “Cause” (as defined in Section 5.b.(7) below) or by such Participant for “Good Reason” (as defined in the Terex Corporation Supplemental Executive Retirement Plan (the “SERP”)).”

3.         Section 2.u. (as renumbered above) is hereby amended by adding the phrase “or the Retirement Plus Account, as applicable,” immediately following the phrase “Deferred Compensation Account” each time the latter appears therein.

4.         Section 4 is hereby amended by renaming the Section as follows: “Deferred Compensation Account, Earnings, Corporation Matching and Retirement Plus Contributions.”

5.	Section 4 is hereby amended by adding a new Section 4.g. to read as follows:

“g.       Retirement Plus Contributions. For each Plan Year in which the Retirement Plus Participant was employed by the Company for at least six months, the Retirement Plus Account of each Retirement Plus Participant shall be credited, for bookkeeping purposes, with an amount equal to ten percent of the base salary and annual bonus paid pursuant to the Company’s annual incentive compensation plan then in existence to each such Participant for such Plan Year (“Retirement Plus Contributions”). Retirement Plus Contributions for annual bonuses shall be credited to the Retirement Plus Accounts within 180 days following the date on which the annual bonus is paid and Retirement Plus Contributions for salary shall be credited to the Retirement Plus Accounts within 180 days following the end of the year in which the salary is earned; provided that in the event of the Participant’s Retirement, death, Disability (as defined in Section 5.b.(4)), or Termination of Employment prior to the date such amounts are credited to his or her Retirement Plus Account, the Company will credit the appropriate amounts to such Account prior to distribution. Amounts credited to Retirement Plus Accounts shall be credited with earnings and losses as measured by the Bond Index selected by the Corporation from time to time.”

6.         Section 5.a. is hereby amended by replacing the term “Amount” at the beginning thereof with the phrase “Deferred Compensation Account”.

7.	Section 5.a.(6) is hereby deleted in its entirety, effective as of January 1, 2005.
8.	A new Section 5.a.(7) is hereby added to the Plan to read in its entirety as follows:
“(7)	Transition Elections. Notwithstanding anything contained herein to the contrary:

(i)        A Participant may, during the Plan Year ending on December 31, 2006, change existing distribution elections under the Plan, provided that any such election shall not accelerate the distribution of any amounts into 2006 or defer the distribution of amounts otherwise payable in 2006 to a subsequent year.

(ii)       A Participant may, during the Plan Year ending on December 31, 2007, change existing distribution elections under the Plan, provided that any such election shall not accelerate the distribution of any amounts into 2007 or defer the distribution of amounts otherwise payable in 2007 to a subsequent year.

(iii)      A Participant may, during the Plan Year ending on December 31, 2008, change existing distribution elections under the Plan, provided that any such election shall not accelerate the distribution of any amounts into 2008 or defer the distribution of amounts otherwise payable in 2008 to a subsequent year.”

9.         Sections 5.b. through 5.g. are hereby renumbered Sections 5.c. through 5.h., respectively, all references to any of such Section numbers are hereby replaced with the adjusted Section numbers, and a new Section 5.b. is added to read as follows:

“b.        Retirement Plus Account. Upon a Retirement Plus Participant’s Retirement, death, Disability or other Termination of Employment, the Corporation shall pay benefits as follows:

(1)       Retirement or Termination of Employment After the Vesting Date. Subject to the Key Employee Limitation, if a Retirement Plus Participant terminates employment by reason of Retirement (other than death or Disability) or Termination of Employment on or after his or her Vesting Date, such Participant shall receive the balance in his or her Retirement Plus Account in accordance with such Participant’s Retirement Plus Election; provided, however, that if no such Election is in effect, such balance shall be paid in a lump sum at the time provided in Section 5.b.(5)(i); provided, further, however, that if such Retirement or Termination of Employment occurs within two years following a “Change of Control” (as defined in the SERP), any such Election shall be disregarded and such balance shall be paid in a lump sum within 30 days following such Retirement or Termination of Employment.

(2)       Termination of Employment Before the Vesting Date. If a Retirement Plus Participant dies or terminates employment by reason of Retirement or Termination of Employment before his or her Vesting Date, the Corporation shall have no obligation to pay his or her Retirement Plus Account and the Corporation shall have no liability hereunder to such Participant or his or her Beneficiary, assigns or other successors. Notwithstanding the foregoing, the Committee may waive any vesting requirement for any such Participant; provided that such waiver may not affect the time the Retirement Plus Account is paid.

(3)       Death. If a Retirement Plus Participant dies after his or her Vesting Date, but before he or she has received all amounts (including if such Participant has not experienced a Termination of Employment or Retirement) under his or her Retirement Plus Account, the remaining balance in such Participant’s Retirement Plus Account shall be paid to his or her Beneficiary in a lump sum within 60 days after such Participant’s death. Upon making such lump sum payment, the Corporation shall have no further obligations hereunder to the Participant or his or her Beneficiary, assigns or other successors.

(4)       Disability. If a Retirement Plus Participant becomes Disabled prior to his or her Retirement or Termination of Employment, notwithstanding any other provision of the Plan to the contrary, such Participant shall receive the balance in his or her Retirement Plus Account in a lump sum within 60 days after he or she becomes Disabled. A Retirement Plus Participant will be considered to be “Disabled” or have a Disability” if he or she is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.

(5)       Form of Payment. A Retirement Plus Participant may designate in a Retirement Plus Election the following forms of payment with respect to his or her Retirement Plus Account: (i) a lump sum, based on the value of such Retirement Plus Account on the last business day of the year in which such Participant’s Termination of Employment or Retirement (other than death or Disability) occurs, payable in the Plan Year following such Termination of Employment or Retirement, as applicable; or (ii) five (5), ten (10) or fifteen (15) substantially equal annual payments, which payments shall commence in the Plan Year following such Termination of Employment or Retirement, as applicable. Any installment payment hereunder shall equal the quotient determined by dividing the Retirement Plus Participant’s remaining Retirement Plus Account balance at the time of payment by the number of remaining installments (including the current installment).

(6)       SERP Transition Election. Notwithstanding anything contained herein to the contrary, any person who is a participant in the SERP on December 31, 2008 may elect, no later than December 31, 2008, to be a Retirement Plus Participant, effective as of January 1, 2009 and to have the Actuarial Equivalent (as defined in the SERP) transferred to a Retirement Plus Account by completing a special Retirement Plus Election form that provides for (i) such transfer of the Actuarial Equivalent and (ii) the election of the form of payment of the Retirement Plus Account as provided in Section 5.b.(5). The Retirement Plus Participant’s rights to receive a distribution from his or her Retirement Plus Account in connection with such transfer will be subject to the rules relating to time of distribution and vesting of the account, as provided in Sections 5.b.(1) and (2). The Retirement Plus Participant shall simultaneously therewith execute a Retirement Plus Election, in accordance with Section 2.r., relating to Retirement Plus Contributions with respect to the Plan Year commencing on January 1, 2009.”

(7)       Cause. For purposes of this Plan, "Cause" shall have the definition set forth in the Participant's employment agreement with the Corporation, or, absent an employment agreement defining Cause, Cause shall mean the Participant’s (i) continuing and material failure to fulfill his or her employment obligations or willful misconduct or gross neglect in the performance of his or her duties as an officer or employee of the Corporation, (ii) commission of fraud, misappropriation or embezzlement in the performance of his or her duties as an officer or employee of the Corporation or (iii) conviction of a felony, which, as determined in good faith by the Board, constitutes a crime that may result in material harm to the Corporation. Notwithstanding the foregoing provisions of this Section 5.b. to the contrary, if a Retirement Plus Participant’s employment with the Corporation and all of its affiliates is terminated by the Corporation or any affiliate for one of the reasons specified in clauses (ii) or (iii) of the definition of Cause above or any similar provision in the Participant’s employment agreement (whether before or after his or her Vesting Date), all amounts in such Participant’s Retirement Plus Account shall be immediately forfeited.

10.       Section 5.c. (as renumbered above) is hereby amended by adding the phrase “and each Retirement Plus Participant’s Retirement Plus Account (to the extent vested)” immediately following the phrase “Bond Index” in the second sentence thereof.

11.       Sections 5.e. (as renumbered above) and 6.c. are hereby amended by adding the phrase “and the Retirement Plus Participant’s Retirement Plus Account” immediately following the phrase “Deferred Compensation Account” each time the latter appears therein.

12.       Section 7 is hereby amended by adding the phrase “and a Retirement Plus Participant’s Retirement Plus Account (to the extent vested)” immediately following the phrase “Deferred Compensation Account” each time the latter appears therein.

13.       Clause (i) of Section 8 is hereby amended to read in its entirety as follows: “(i) adversely affect a Participant’s or Retirement Plus Participant’s entitlement to benefits attributable to amounts credited to his or her Deferred Compensation Account or Retirement Plus Account, as applicable, prior to termination of this Plan or”.

4